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                                                                    EXHIBIT 12.1

                      DOSKOCIL MANUFACTURING COMPANY, INC.

                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

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                                               FOR THE LATEST
                                               TWELVE MONTHS     FOR THE SIX
                                                   ENDED        MONTHS ENDED
                                               JUNE 30, 1997  DECEMBER 31, 1997
                                               -------------- -----------------
FIXED CHARGES
  Pro forma interest expense..................    $15,821          $ 8,344
  Portion of rent representing interest.......      1,300              578
                                                  -------          -------
                                                   17,121          $ 8,922
                                                                   =======
EARNINGS
  Pro forma pre tax income (loss).............     (5,581)         $ 7,315
  Fixed charges per above.....................     17,121            8,922
                                                  -------          -------
                                                   11,540          $16,237
                                                  -------          =======
Deficiency of pro forma earnings to fixed
 charges......................................    $ 5,581
                                                  =======
Pro forma ratio of earnings to fixed charges..                        1.8x
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